Exhibit 10.4

January 31, 2008

Mitchell S. Bregman

Re: Amendment to Exide Technologies Stock Options

Dear Mitch:

As originally adopted, the Exide Technologies 2004 Stock Incentive Plan (as amended and restated, the “Plan”) based the exercise price for stock options granted by Exide Technologies (the “Company”) under the Plan on a formula set forth in the Company’s outstanding warrant agreement, which provides for an exercise price per share equal to the 10-day trailing average closing price per share of the Company’s common stock prior to the date of grant of the option. Such exercise prices in the case of certain options are less than the closing sale price per share of the Company’s common stock on the NASDAQ Global Market (“Fair Market Value”) on the respective dates of grant of such options. As a result, there is a risk to you, as holder of such options, that the current exercise price currently in effect may be considered to be less than the Fair Market on the date of grant. Unless remedial action is taken to adjust the Original Exercise Price (as defined below) of these below market options, you may be subject to adverse tax consequences, including an additional 20% tax under Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”). Such adverse tax consequences may be avoided if the amendments described below are made to the affected options.

Accordingly, the Company is proposing to amend each of your affected stock options referenced below (the “Eligible Options”) to increase the exercise price currently in effect (the “Original Exercise Price”) for the Eligible Options to the Fair Market Value on the date of grant of the Eligible Option (the “Adjusted Exercise Price”) to avoid the adverse tax consequences described above. The additional 20% tax under Section 409A does not apply to options that vested on or prior to December 31, 2004 or that were granted with an exercise price at or above the Fair Market Value on the date of grant.

1. Amendment. If you acknowledge and accept this amendment (this “Amendment”) of the Eligible Options to increase the exercise price of those Eligible Options:

(a)	the Original Exercise Price of each Eligible Option will increase to the Adjusted Exercise Price; and

(b)	the Company will pay to you a special cash payment(s) (any such payment, a “Cash Payment”) payable with respect to each Eligible Option that is amended pursuant to this Amendment in an amount determined by multiplying (1) the amount by which the Adjusted Exercise Price exceeds the Original Exercise Price for that Eligible Option by (2) the number of shares of the Company’s common stock purchasable under that Eligible Option at the Adjusted Exercise Price, as set forth below:

	Number of Eligible	Original Exercise	Adjusted Exercise	Amount of Cash
Grant Date	Options	Price	Price	Payment
September 21, 2006	66,400	$3.64	$3.66	$1,328.00

March 22, 2007	31,990	$7.559	$8.84	$40,979.19

Under applicable Internal Revenue Service regulations, no Cash Payment may be made in the same year that your Eligible Option is amended. Accordingly, subject to your continued employment with the Company (as discussed below), a Cash Payment will be paid (1) on the first regular payroll date after January 1, 2009 with respect to any portion of your amended Eligible Options that has vested as of December 31, 2008 and (2) on the last business day of the quarter in which any portion of your amended Eligible Options vests after December 31, 2008. Any Cash Payment, when made, will be subject to all applicable withholding taxes required to be withheld by the Company.

With respect to any portion of your amended Eligible Options that has vested as of the date of this Amendment, you already have qualified for the Cash Payment related to such vested Eligible Options, and such Cash Payment will be paid to you on the Company’s first regular payroll date after January 1, 2009.

With respect to any portion of your Eligible Options that has not vested as of the date of this Amendment, you must remain employed by the Company on the date that each portion of your amended Eligible Options vests to receive the related Cash Payment. For illustrative purposes:

(i)	the Cash Payment with respect to each portion of your amended Eligible Options that vests during 2008 but after the date of this Amendment will be paid on the Company’s first regular payroll date after January 1, 2009, but only to the extent that you remain an employee of the Company on the date that such portion vests; and

(ii)	the Cash Payment with respect to each portion of your amended Eligible Options that vests after December 31, 2008 will be paid on the last business day of the quarter in which such portion vests, but only to the extent you remain an employee of the Company on the date that such portion vests (e.g., a Cash Payment would be paid on March 31, 2009 with respect to the portion of your amended Eligible Options that vests during the first calendar quarter of 2009 if you remain an employee of the Company on the vesting date(s) during such quarter).

2. Accurate Description of Eligible Options. You acknowledge that the above table accurately sets forth your Eligible Options.

3. Entire Agreement. This Amendment, together with the formal Stock Option Agreement (“Option Agreement”) between you and the Company evidencing each of your Eligible Options (to the extent not expressly amended hereby), and the Plan, represent the entire agreement of the parties with respect to your Eligible Options and supersede any and all previous contracts, arrangements or understandings between you and the Company with respect to such Eligible Options. This Amendment may be amended at any time only by means of a writing signed by you and an authorized officer of the Company.

4. Continuation of Option Agreements. Except for the foregoing increases to the exercise prices per share for the Eligible Options, no other terms or provisions of the Option Agreement for such Eligible Options or the Plan have been modified as a result of this Amendment, and those terms and provisions continue in full force and effect.

5. Binding Effect. Except as otherwise provided in this Amendment, the Option Agreement (to the extent not expressly amended hereby) or the Plan, every covenant, term and provision of this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees and assigns.

6. Modifications. This Amendment, the Option Agreement or the Plan may be modified or amended at any time by the Committee pursuant to Section 4 of the Plan (the “Committee”), provided that your consent must be obtained for any modification that adversely alters or impairs any rights or obligations under this Amendment, unless there is an express Plan provision permitting the Committee to act unilaterally to make the modification.

7. Headings. Section and other headings contained in this Amendment are for reference purposes only and are not intended to describe, interpret, define or limit the scope or intent of this Amendment or any provision hereof.

8. Severability. Every provision of this Amendment, the Option Agreement (to the extent not expressly amended hereby) or the Plan is intended to be severable. If any term hereof is illegal or invalid for any reason, such illegality or invalidity shall not affect the validity or legality of the remaining terms of this Amendment.

9. Governing Law. This Amendment shall be interpreted, administered and otherwise subject to the laws of the State of Delaware (disregarding choice-of-law provisions).

10. Counterparts. This Amendment may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

To acknowledge and agree to the amendments described above, please execute and date this Amendment where indicated on the attached signature page and return it to me by February 18, 2008, which is the date this Amendment will become effective, at:

Brad S. Kalter

c/o Exide Technologies

13000 Deerfield Parkway

Building 200

Alpharetta, Georgia 30004

If you choose not to agree to amend your Eligible Options, you may be subject to the adverse tax consequences of section 409A with respect to your Eligible Options. You will have sole responsibility for any taxes, penalties or interest you may incur under Section 409A (and similar state tax laws), and the Company will not reimburse you for any such taxes, penalties or interest. No part of this Amendment should be relied upon as tax advice. The Company recommends that you consult with your personal tax, financial and legal advisors to determine the tax and other consequences of accepting or declining this Amendment.

Descriptions of the potential adverse tax consequences of Section 409A set forth herein are for information purposes only and are not tax, financial or legal advice. Such information does not constitute an opinion and is not intended or written to be used, and cannot be used, by any taxpayer for the purpose of avoiding taxes, penalties or interest that may be imposed on the taxpayer. You should not act upon this information without consulting with your personal tax, financial and legal advisors.

[Signature page follows]

BY YOUR SIGNATURE BELOW, along with the signature of the Company’s authorized representative, you and the Company agree that the Eligible Options listed above are amended and will continue to be governed by the terms and conditions of this Amendment, the Option Agreement (to the extent not expressly amended hereby) and the Plan.

EXIDE TECHNOLOGIES

By:      /s/ Barbara A. Hatcher
Name: Barbara A. Hatcher
Title: Executive Vice President & General Counsel

Address: 13000 Deerfield Parkway

Building 200

Alpharetta, Georgia 30004

The undersigned hereby accepts this Amendment of the Option Agreement(s) relating to the Eligible Options referenced above to increase the Original Exercise Price of such Eligible Options to the Adjusted Exercise Price as set forth in this Amendment and the other terms of the Option Agreement (to the extent not expressly amended hereby) and the Plan.

By:      /s/ Mitchell S. Bregman
Name: Mitchell S. Bregman
Address: